Exhibit 10.55

June 11, 2015

Ed Wiegele
Willbros Professional Services

Dear Ed:

As you know, the Willbros Board has authorized management to proceed with a sale of the Professional Services Segment. As used in this letter, the reference to the Segment means the Professional Services Segment as it currently exists, excluding Willbros Engineering, LLC Willbros Heater Services, LLC, and the heater-related projects in Willbros Downstream, LLC. In the event any or all of those businesses are added back and become a part of the sale of the Segment , or in the event any businesses or parts that currently form part of the Segment are removed from what is to be sold, you and Willbros agree that the Sale Price trigger numbers listed below in the Performance-based Award Section of this Letter will be adjusted upwards or downwards by an amount equal to Willbros’ good faith estimate of the target value for the business, businesses or parts that are added or removed, and this Letter will be amended or restated accordingly.

We are committed to ensuring a smooth transition of the Segment to the new owner. We appreciate your and your teams’ leadership and dedication over the past several years and we want to maintain the continuity and financial performance of the Segment. Therefore, we are offering you a performance-based award opportunity, as detailed below.

1.	Sales Success Award

Provided you remain employed with (i) Willbros through the close of any sale of the Segment and (ii) with the buyer of the Segment, or its designee, through the Retention Period, and further provided you cooperate with Willbros management and promote in good faith the completion of sale to a buyer Willbros deems qualified, you will be paid a Sales Success Award of $475,000. The “Retention Period” is the earlier of (i) completion of 60 days of employment with the buyer or its designee post-sale closing or (ii) the post-sale termination of your employment by the buyer. The Sales Success Award will be earned upon close of a sale of the Segment at any price accepted by Willbros and completion of the Retention Period. Notwithstanding the foregoing, you will not be paid a Sales Success Award if you earn a Performance-based Award under this Letter.

2.	Performance-Based Award

In lieu of (and not in addition to) the Sales Success Award, provided you remain employed with (i) Willbros through the close of any sale of the Segment and (ii) with the buyer of the Segment, or its designee, through the Retention Period, and further provided you cooperate with Willbros management and promote in good faith the completion of sale to a buyer Willbros deems qualified, you will be eligible to earn a Performance-based Award upon achievement of a sale price for the Segment as set forth in the table below. A Performance-based Award will be earned upon close of a sale of the Segment at price for the Segment of $80 million or above and completion of the Retention Period.
For clarity, if you earn a Performance-based Award, you will not be paid a Sales Success Award.

Sale Price Targets                 Performance-based Award Amount
    $80 million                    $600,000
$90 million                    $712,500
    $100 million                    $950,000
$110 million    or above            $1,187,500
(Amounts are not cumulative)

For a sale price of less than $80 million, you will receive the Sales Success Award and there will be no Performance-based Award. For a sale price of $80 million or more, no Sales Success Award will be paid, but you will earn a Performance-based Award. If a sale price of $80 million is achieved you will earn a Performance-based Award of $600,000. If a sale price over $80 million but less than $90 million is achieved, the Performance-based Award will be calculated by linear interpolation starting with the Performance-based Award amount for a sale price of $80 million (i.e. $600,000) and ending with the Performance-based Award amount for a sale price of $90 million (i.e. $712,500). The same linear interpolation process between sale-price targets will be used for higher sales prices, subject to a maximum $1,187,500 Performance-based Award.

3.	Unvested Restricted Shares and RSUs

Per terms of your award agreements, your unvested restricted time-based shares will vest upon a sale of the Segment. Your unearned performance-based restricted share units (“RSU”) will vest in accordance with the terms of your award agreements.

4.	Other Terms

Payment of any Award you earn under this letter will be made to you within 30 days after the Award is earned and will be subject to government-imposed withholding.

This letter does not constitute a contract of employment nor does it affect your current employment status, and it is strictly confidential between you and Willbros.

Willbros may elect at any time in its sole discretion for any reason or for no reason not to sell the Segment. In such event, you will not receive any award under this agreement.

This agreement will terminate automatically on September 30, 2015 if the sale of the Segment is not completed by that date.

As you know, the Management Severance Plan (the “MSP”) in which you are a participant provides for a severance payment in the event of a termination of employment for other than cause in the event of a change of control of the Willbros parent entity. It does not provide for a severance upon a termination of employment as a result of or after a sale of the Segment or any other businesses of Willbros. For the avoidance of doubt, you acknowledge by signing below that no severance will be due to you under, and you waive any right to assert any claim under or pursuant to, the MSP as a result of a sale of the Segment.

5.	Closing

Thank you for your leadership and support, Ed. I know that with your guidance and commitment during this transaction period that we can make this transaction a success for all parties.

Sincerely,

/s/ Mike Fournier

Mike Fournier
President

Please deliver a signed copy of this letter to DENNIS BERRYHILL at our Willbros Corporate office in Houston, Texas. Please return at your earliest convenience, acknowledging your understanding and acceptance of the terms of this special award opportunity.

ACCEPTED AND AGREED this 16th day of July, 2015:

/s/ Ed Wiegele
Ed Wiegele

September 29, 2015

Ed Wiegele
Willbros Professional Services

Dear Ed:

We refer to the letter agreement dated June 11, 2015 between you and Willbros by which the Company has agreed to pay you an incentive upon achievement of a sale of the Professional Services Segment by a certain date and your fulfillment of certain conditions (the “Letter Agreement”). The Letter Agreement is hereby amended as follows:

The fourth paragraph in Section 4 entitled “Other Terms” is hereby amended to read in its entirety as follows:

“This agreement will terminate automatically on December 31, 2015, if the sale of the Segment is not completed by that date.”

In all other respects, the Letter Agreement remains in full force and effect as originally written.

Sincerely,

/s/ Van Welch

Van Welch
Executive Vice President and
Chief Financial Officer

Please deliver a signed copy of this letter to DENNIS BERRYHILL at our Willbros Corporate office in Houston, Texas. Please return at your earliest convenience, acknowledging your understanding and acceptance of the terms of this special award opportunity.

ACCEPTED AND AGREED this 29th day of September, 2015:

/s/ Ed Wiegele
Ed Wiegele

4400 Post Oak Pkwy, Houston, TX 77027 Tel: 713-403-8000 Fax: 713-403-8136 Willbros.com